VALHI

PRESS RELEASE

FOR IMMEDIATE RELEASE

Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
(972) 233-1700

CONTACT:

Bobby D. O'Brien
Vice President
(972) 233-1700

VALHI REPORTS 2006 RESULTS

DALLAS, TEXAS . . March 13, 2007. Valhi, Inc. (NYSE: VHI) reported income from continuing operations of $80.4 million, or $.68 per diluted share, in the fourth quarter of 2006 compared to income of $14.8 million, or $.13 per diluted share, in the fourth quarter of 2005. For the full year of 2006, the Company reported income from continuing operations of $141.7 million, or $1.20 per diluted share, compared to income of $82.1 million, or $.69 per diluted share, for 2005.

Chemicals sales increased $82.8 million in 2006 as compared to 2005 due principally to higher TiO2 sales volumes. Kronos’ TiO2 sales volumes in 2006, which were a new record for Kronos, increased 7% as compared to 2006, with higher volumes in the United States, Europe and export markets and lower volumes in Canada. Chemical sales in the fourth quarter of 2006 were $2.5 million lower than the fourth quarter of 2005 due primarily to lower TiO2 sales volumes, which declined by 5%. Also impacting chemicals sales comparisons were fluctuations in foreign currency exchange rates, which increased TiO2 sales by approximately $12 million in the quarter and approximately $2 million in the year-to-date period. Kronos’ average TiO2 selling in the fourth quarter and full year of 2006 approximated its average selling prices for the same periods in 2005. The table at the end of this press release shows how each of these items impacted the overall increase in chemicals sales.

Chemicals operating income comparisons were favorably impacted by record high TiO2 production volumes, which were 10% higher in the quarter and 5% higher for the year. Kronos’ TiO2 production facilities were operating at near full capacity for both 2005 and 2006, and Kronos’ TiO2 production volumes in 2006 were a new record for Kronos for the fifth consecutive year. Chemicals operating income in the fourth quarter of 2006 includes income of $1.8 million for proceeds of our business interruption insurance claim related to Hurricane Rita. Chemicals operating income comparisons were negatively impacted by higher manufacturing costs, particularly raw materials and energy costs, and by fluctuations in foreign currency exchange rates, which decreased chemicals operating income by approximately $2 million for the quarter and $20 million for the year.

In December 2006, Kronos adopted a new accounting standard related to planned major maintenance expense. Under the new standard, Kronos no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred. The new standard is adopted retroactively, and accordingly the Company’s income from continuing operations in 2005 is approximately $400,000 higher than previously reported.

Component products sales increased in 2006 as compared to 2005 due mainly to the net effect of sales volumes generated from the August 2005 and April 2006 acquisitions of two marine component businesses, higher sales volumes of security products due to improved demand and lower sales volumes for furniture component products. Component product sales decreased in the fourth quarter of 2006 as compared to the fourth quarter of 2005 primarily due to the expiration of a precision slides sale contract which was renewed at lower sales volumes. In addition, component products sales comparisons were favorably impacted by fluctuations in foreign currency exchange rates, which increased sales by approximately $1.1 million for the year. Component products operating income comparisons were favorably impacted by an improved product mix and continued reduction in manufacturing and overhead costs. In addition, component products operating income comparison were negatively impacted by higher raw material costs, due in part to the expiration of certain commodity raw material supply contracts resulting in higher costs which could not be immediately recovered through price increases or surcharges, and by fluctuations in foreign currency exchange rates, which decreased operating income by approximately $1.1 million for the year.

Waste management sales increased in the full year of 2006, and the waste management operating loss decreased, as the Company obtained new customers and existing customers increased their utilization of our waste management services.

On February 28, 2007 our board of directors declared a special dividend in the form of all of the TIMET common stock we own. The dividend is payable March 26, 2007 to stockholders of record on March 12, 2007. After the dividend is complete the only ownership interest we will have in TIMET will be a nominal amount through our subsidiary NL. During 2006, TIMET benefited from significantly increased demand for titanium from commercial aerospace and military sectors that has driven melted and mill titanium prices to record levels. TIMET’s sales increased from $220.8 million in the fourth quarter of 2005 to $323.5 million in the fourth quarter of 2006, and increased from $749.8 million in 2005 to $1.2 billion in 2006. TIMET’s operating income also improved from $63.0 million to $109.5 million in the quarter, and from $171.1 million to $382.8 million for the year. TIMET’s average selling prices for melted and milled products in the fourth quarter of 2006 increased 88% and 30%, respectively, over the same period in 2005. For the full year of 2006, these average selling prices increased 93% and 39%, respectively. TIMET’s sales volumes of mill products increased 9% in the fourth quarter of 2006 as compared to the fourth quarter of 2005, while sales volumes of TIMET’s melted products increased 5%. For the full year, such sales volumes were up 12% and 4%, respectively. TIMET’s operating income comparisons were favorably impacted by improved plant operating rates, which increased to 88% in 2006 from 80% in 2005. TIMET’s operating income comparisons were negatively impacted by higher costs for raw materials, primarily titanium sponge and scrap, increased employee compensation costs as a result of personnel added to support the expansion of TIMET’s business and certain relocation costs.

TIMET’s results in the fourth quarter of 2006 include a pre-tax gain of $40.9 million ($10.2 million, or $.09 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of its minority interest in VALTIMET SAS. TIMET’s results in 2005 include a second quarter pre-tax gain of $13.9 million ($2.6 million, or $.02 per diluted share, net of income taxes and minority interest to Valhi) related to the sale of certain real property adjacent to TIMET’s facility in Nevada. TIMET’s results in 2005 also include a $50.1 million income tax benefit ($13.7 million, or $.11 per diluted share, net of minority interest to Valhi) related to the reversal of the valuation allowances attributable to TIMET’s deferred income tax assets in the U.S. and the U.K.

General corporate interest and dividend income was lower in the fourth quarter and full-year of 2006 as compared to the same periods of 2005 due primarily to a lower level of dividend income related to the Company’s investment in The Amalgamated Sugar Company LLC. The $21.6 million write-off of accrued interest receivable in the fourth quarter of 2005 relates to the previously-reported forgiveness of interest receivable on the Company’s loan to Snake River Sugar Company, which loan was prepaid in October 2005. Net securities transactions gains in 2005 relate principally to (i) NL’s sale of shares of Kronos common stock in market transactions of $14.6 million ($6.6 million, or $.05 per diluted share, net of income taxes and minority interest) and (ii) a second quarter $5.4 million gain ($2.4 million, or $.02 per diluted share, net of income taxes and minority interest) related to Kronos’ sale of its passive interest in a Norwegian smelting operation.

Insurance recoveries represent NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs. These net-of-tax insurance recoveries aggregated $.01 per diluted share in 2005 and $.03 per diluted share in 2006. The $36.4 million gain on the sale of fixed assets in the fourth quarter of 2006 ($23.6 million, or $.20 per diluted share, net of taxes) relates to the sale of certain property in Nevada not used in any of the Company’s operations. The $22.3 million loss on prepayment of debt in 2006 ($10.3 million, or $.09 per diluted share, net of income tax benefit and minority interest) relates to Kronos’ May 2006 redemption of its 8.875% Senior Secured Notes.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in 2006 due primarily to an aggregate net income tax benefit of Kronos of $34.9 million ($24.2 million, or $.21 per diluted share, net of minority interest) related to the net effect of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Kronos’ German and Belgian operations, the unfavorable resolution of certain other income tax issues related to Kronos’ German operations, an increase in Kronos’ income tax contingency reserve principally related to ongoing income tax audits in Germany and the enactment of a reduction in the Canadian federal income tax rate. Such income tax benefit includes a net income tax benefit of $25.7 million ($17.8 million, or $.15 per diluted share) in the fourth quarter of 2006.

The Company’s provision for income taxes in 2005 includes a net non-cash income tax expense of $6.6 million ($3.3 million, or $.03 per diluted share, net of minority interest) primarily related to the aggregate effect of developments of certain income tax audits of Kronos and NL and a change in CompX’s permanent reinvestment conclusion regarding certain of its non-U.S. subsidiaries.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in the Company’s raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which our subsidiaries were to become unable to pay dividends,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the “more-likely-than-not” recognition criteria,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components), titanium metals products and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
	(Unaudited)
Net sales
Chemicals	$301.0	$298.5	$1,196.7	$1,279.5
Component products	46.6	44.1	186.3	190.1
Waste management	2.3	1.8	9.8	11.8

Total net sales	$349.9	$344.4	$1,392.8	$1,481.4

Operating income
Chemicals	$ 30.3	$ 38.7	$ 165.6	$ 138.1
Component products	5.5	3.6	19.3	20.6
Waste management	(3.0)	(3.4)	(12.1)	(9.5)

Total operating income	32.8	38.9	172.8	149.2

Equity in:
TIMET	16.8	39.4	64.9	101.1
Other	1.2	1.2	3.6	3.8

General corporate items, net:
Interest and dividend income	28.9	10.8	57.8	41.6
Securities transaction gains, net	-	.3	20.2	.7
Write-off accrued interest receivable	(21.6)	-	(21.6)	-
Gain on disposal of fixed assets	-	36.4	-	36.4
Insurance recoveries	.6	4.7	3.0	7.6
General expenses, net	(10.1)	(7.5)	(33.2)	(33.0)
Loss on prepayment of debt	-	-	-	(22.3)
Interest expense	(16.8)	(15.8)	(69.2)	(67.6)

Income before income taxes	31.8	108.4	198.3	217.5

Provision for income taxes	15.4	23.2	104.6	63.8

Minority interest in after-tax earnings	1.6	4.8	11.6	12.0

Income from continuing operations	14.8	80.4	82.1	141.7

Discontinued operations, net of tax	-	.1	(.3)	-

Net income	$ 14.8	$ 80.5	$ 81.8	$ 141.7

Net income per share
Basic earnings	$ .13	$ .70	$ .69	$ 1.22

Diluted earnings	$ .13	$ .68	$ .69	$ 1.20

Shares used in calculation of per share amounts
Basic earnings	116.8	115.3	118.2	116.1

Diluted earnings	117.2	115.6	118.5	116.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS SALES

	Three months ended December 31, 2006 vs. 2005	Year ended December 31, 2006 vs. 2005
	(unaudited)

Percent change in sales:
TiO2 product pricing	-%	-%
TiO2 sales volumes	-5%	7%
TiO2 product mix	-%	-%
Changes in foreign currency exchange rates	+4%	-%

Total	-1%	7%